EXHIBITS 5.1 AND 23.2

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Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

April 9, 2018

Pivotal Software, Inc.

875 Howard Street, Fifth Floor

San Francisco, CA 94103

Ladies and Gentlemen:

Pivotal Software, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 42,550,000 shares of its Class A common stock, par value $0.01 per share (the “Securities”), of which 38,667,000 shares will be sold by the Company (the “Primary Securities”), which includes 5,550,000 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement, and 3,883,000 shares (the “Secondary Securities”) will be sold by the selling stockholder (the “Selling Stockholder”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion: (i) when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable; and (ii) the Secondary Securities are validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP